FOR FURTHER INFORMATION CONTACT: Joel H. Mathis Vice President Public Relations and Investor Relations

CITIZENS, INC. ANNOUNCES SECOND QUARTER RESULTS

Austin, Texas – August 14, 2003 – Citizens, Inc. (NYSE: CIA), reported a net loss of $(34,320) or $(0.00) per share for the three months ended June 30, 2003, compared to net income of $1.2 million, or $0.04 per share, for the same period in 2002. Increases in policy reserves and insurance expenses combined with a decrease in net investment income contributed to the net loss for the three months ended June 30, 2003.

Total revenues increased 10.4% in 2003 to $23.5 million from $21.3 million for the second quarter of 2002. The increase in revenue is primarily related to an increase of $1.2 million in revenues related to recent acquisitions, increased writing of life insurance premiums and greater realized investment gains. Offsetting these increases were a drop in net investment income and lower accident and health (A&H) premiums. Premium income for the quarter was $19.5 million, compared to $17.4 million for 2002, an increase of 11.9%. Net investment income declined slightly from $3.6 million for the June 30, 2002, quarter-end to $3.4 million for the current quarter as the result of lower yields in the bond market. Policy reserves increased by $3.6 million for the current quarter, compared to $1.6 million in 2002 as a result of improved persistency on the Company’s in-force block of life insurance business. Underwriting, acquisition and insurance expenses for the quarter increased from $3.5 million in 2002 to $4.8 million in 2003, the increase attributable to three acquisitions over the past 18 months, start-up expenses of the Company’s U.S. marketing program and a shift from commission expense to operating expense relating to the termination of the Company’s International Marketing Manager and shift from field management to home office management in mid-2002.

For the six months ended June 30, 2003, a net loss of $(373,327) or $(0.01) per share was realized, compared to net income of $2,676,704, or $0.09 per share, for the same period in 2002. Increased policy benefits, insurance expenses and amortization of cost of customer relationships acquired combined offset an increase in premium income for the six months ended June 30, 2003.

Total revenue for the first half of 2003 increased 16.6% to $43.2 million compared to $37.1 million for the same period in 2002, the increase resulting from a 20.1% increase in premium income. Premiums reached $35.4 million in 2003, up from $29.5 million for 2002. The three acquisitions consummated over the past 15 months were the primary reason for the increase in premium.

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Executive Office   P.O. Box 149151   Austin, Texas 78714-9151   Phone 512 837-7100   Fax: 512-836-9334
email: PR@citizensinc.com   web site: www.citizensinc.com

Claims and surrenders increased from $16.3 million for the six months ended June 30, 2002, to $19.5 million for 2003. Policy surrenders increased from $6.9 million to $8.1 million during the period. The increase can be attributed to the acquisitions, as well as economic disruptions in several Latin American countries where numerous policyholders reside. Accident and health benefits reached $5.2 million in the current year, compared to $3.1 million in 2002. The acquisition of Combined Underwriters Life Insurance Company and Lifeline Underwriters Life Insurance Company in 2002, both of which had sizeable blocks of accident and health business was the reason for the increase. Beginning in April, 2003, the Company non-renewed virtually all of the major medical business of these companies, which will result in the loss of approximately $2.5 million of annual premium income, but is expected to improve future profitability for that line.

Amortization of customer relationships acquired increased to $4.3 million through June 30, 2003, from $789,000 for the same period in 2002. Approximately $1.2 million of the increase was the result of the non-renewal of the major medical business (which was offset by a release of policy reserves) with the balance related to the acquisitions.

Assets at June 30, 2003, totaled $372.3 million, compared to $326.3 million at December 31, 2002, an increase of $46 million or 14.1%. Stockholders’ equity increased to $119,338,720 at June 30, 2003, from $101,792,305 at December 31, 2002. The growth in assets and equity was principally related to the Company’s recent acquisition of First Alliance Corporation for approximately 2.6 million Class A shares.

On March 7, 2003, Citizens entered into a Plan and Agreement of Merger with Mid-American Alliance Corporation (Mid-American) a Missouri insurance holding company, whereby Citizens will acquire all of the outstanding shares of Mid-American for shares of its Class A common stock. The transaction values Mid-American’s shares at $1.35 each and the Company’s Class A shares based on the average closing price for the 20 trading days preceding closing. Closing is expected in the fourth quarter of 2003. The transaction is valued at $8.2 million.

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its growth strategy is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010 targeting the sale of U.S. dollar whole life insurance policies in the United States and overseas, and via the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies in the U.S. stock market, based on market capitalization. Citizens’ stock closed at $7.65 on August 13, 2003.

Additional information is available at the Company’s web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2002, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Six-Months Ended June 30,		Three-Months Ended June 30,
	2003	2002	2003	2002

Premiums and Other Revenues
Premium income	$35,416,890	$29,490,183	$19,479,329	$17,415,565
Annuity and universal life considerations	165,812	148,977	81,262	75,438
Net investment income	6,801,199	7,057,233	3,373,292	3,602,721
Realized gains	466,572	130,836	412,634	93,934
Other income	371,047	238,512	169,501	109,334

Total revenues	$43,221,520	$37,065,741	$23,516,018	$21,296,992
Benefits and Expenses
Insurance benefits paid or provided:
Increase in future policy benefit reserves	$2,042,079	$3,330,099	$3,578,770	$1,596,119
Policyholders’ dividends	1,580,765	1,567,915	874,176	858,469
Claims and surrenders	19,453,707	16,343,129	9,725,710	10,265,200
Annuity expenses	143,765	139,076	106,978	66,639

Total revenues benefits paid or provided	23,220,316	21,380,219	14,285,634	12,786,427

Commissions	7,791,335	7,130,536	4,218,440	4,153,711
Other underwriting, acquisition and insurance expenses	9,726,805	6,177,401	4,784,427	3,515,998
Capitalization of deferred policy acquisition costs	(6,909,656)	(5,931,225)	(3,673,484)	(3,457,659)
Amortization of deferred policy acquisition costs	5,660,661	4,088,328	2,749,858	2,261,174
Amortization of cost of customer relationships acquired	4,265,383	788,557	1,255,017	664,050

Total benefits and expenses	43,754,844	33,633,816	23,619,892	19,923,701

Income (loss) before federal income tax	$(533,324)	$3,431,925	$(103,874)	$1,373,291
Federal income tax expense (benefit)	$(159,997)	$755,221	$(69,554)	$199,390

Net income (loss)	$(373,327)	$2,676,704	$(34,320)	$1,173,901

INCOME (LOSS) PER SHARE (UNAUDITED)

Net Income (loss) per share	($0.01)	$0.09	($0.00)	$0.04

Weighted average shares outstanding	31,984,818	29,600,689	32,681,977	30,120,983

BALANCE SHEETS

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2003	2003	2002	2002	2002

Total assets	$372,278,718	$364,315,985	$326,291,001	$320,477,535	$319,382,108
Total invested assets	$229,756,599	$219,820,972	$226,008,600	$216,758,585	$220,136,311
Stockholders’ equity	$119,383,720	$119,980,032	$101,792,305	$97,617,296	$97,686,024